Exhibit 99.1

                      VISX Operating Profit Up 89 Percent

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--VISX, Incorporated (NYSE:EYE) today announced financial results for the third quarter and nine months ended September 30, 2004.
     Third quarter revenues were $38.7 million compared with $39.3 million for the comparable period of 2003. Operating income increased 89 percent, due to a favorable product mix shift to higher margin license revenue in the quarter. Net income rose to $0.22 per diluted share from $0.10 in last year's third quarter, reflecting higher operating income as well as an effective tax rate of 24.5 percent.
     License revenue, which generated a 97 percent gross margin, grew 16 percent from the comparable period of 2003. This increase resulted from 4 percent growth in U.S. procedure volume compared to the third quarter of last year, as well as higher CustomVue procedure sales in both domestic and international markets.
     "Our highly profitable license revenue drove operating profit sharply higher this quarter," stated Liz Davila, VISX chairman and CEO. "In the eastern United States, in particular in the southeast where business was repeatedly disrupted by the impacts of the hurricanes, we experienced weaker than anticipated procedure volume. However, in the rest of the country, we saw healthy procedure volume growth of 8 percent. In the international market, CustomVue procedures were three times last year's level."
     Davila continued, "In the U.S., we are awaiting approval of our CustomVue hyperopia procedure which will expand our market opportunity for CustomVue. Our total CustomVue conversion in the quarter was just over 35 percent. More than 200 U.S. accounts are now at 50% or greater conversion to CustomVue. We are expanding our marketing and training programs to target the low volume accounts that are lagging behind the average."
     VISX results for the third quarter of 2004 included tax-related items that increased earnings per diluted share by approximately $0.04.
     VISX cash and equivalents at the end of the third quarter were $121.0 million. Cash flow from operations was $6.2 million reflecting higher net income offset by increased inventory for anticipated laser and new product shipments and higher receivables.
     Revenues for the nine months ended September 30, 2004, increased to $125.5 million compared with $105.7 million for the comparable period of the prior year. Net income more than doubled to $32.6 million, or $0.64 per diluted share, in the first nine months of 2004 compared with net income of $14.4 million, or $0.28 per diluted share, in the first nine months of 2003.

     Financial Outlook:

     VISX believes that fourth quarter revenues will be in the range of $39 to $42 million. EPS is expected to be in the range of $0.17 to $0.20 for the quarter. The tax rate in the fourth quarter is anticipated to be 40 percent.
     For 2004, the Company expects revenue growth of 14 percent to 16 percent compared to 2003 and earnings per diluted share of $0.81 to $0.84, an increase of over 75 percent compared with last year's earnings per diluted share.
     VISX is targeting 25 percent to 30 percent operating profit growth in 2005.

     New Product Introductions:

     CustomVue Presbyopia

     In the third quarter, VISX launched internationally its CustomVue presbyopia treatment for far sighted individuals that require reading glasses. This is the first commercially available laser treatment of presbyopia that corrects the eye for simultaneous near and distance vision.

     Fourier Wavefront Upgrade

     During the quarter, VISX introduced worldwide its Fourier Wavefront Upgrade, a new software that fully utilizes the wavefront data to assess visual error. This provides a new level of precision and unprecedented resolution for individualized CustomVue treatments.

     Iris Registration

     In international markets, VISX introduced its Iris registration product. It is the first fully automated method of adjusting for the differences between the eye's position when sitting for a WaveScan measurement versus lying down for the laser treatment.

     About CustomVue Laser Vision Correction:

     CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

     Conference Call:

     VISX management will discuss its third quarter financial results on a conference call at 4:30 p.m. eastern time on October 21, 2004. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-286-8010. International callers should call 617-801-6888. Enter reservation number 30387865.

     About VISX:

     VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

     This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that our CustomVue hyperopia procedure will expand our market opportunity for CustomVue, that we plan to expand our marketing and training programs to target the low volume accounts that are lagging behind the average in CustomVue conversion, that fourth quarter revenues will be in the range of $39 million to $42 million, that EPS is expected to be in the range of $0.17 to $0.20 for the fourth quarter, that the tax rate in the fourth quarter is anticipated to be 40 percent, and that for 2004, revenue will grow 14 percent to 16 percent compared with 2003 and 2004 EPS is expected to increase over 75% to $0.81 to $0.84 per diluted share in 2004 compared with 2003, and that VISX is targeting operating profit growth in 2005 of 25 percent to 30 percent, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, and that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report on Form 10K for the year ended December 31, 2003 and VISX Form 10-Q for the quarter ended June 30, 2004. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.
     Editors' Note: VISX, VISX STAR, VISX WaveScan, WaveScan, and CustomVue are trademarks of VISX, Incorporated.


VISX, Incorporated
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)



                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        9/30/2004   9/30/2003   9/30/2004   9/30/2003
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited) License and other
 revenues                 $27,169     $23,494     $89,887     $63,235
System revenues             6,480      11,136      19,859      28,743
Service and parts
 revenues                   5,022       4,638      15,706      13,709
                       ----------- ----------- ----------- -----------

   Total revenues          38,671      39,268     125,452     105,687
                       ----------- ----------- ----------- -----------

Cost of revenues            9,281      16,335      30,856      40,549
Selling, general and
 administrative             9,268      10,538      29,500      30,846
Research, development
 and regulatory             5,766       4,814      16,261      13,649
                       ----------- ----------- ----------- -----------

   Total costs and
    expenses               24,315      31,687      76,617      85,044
                       ----------- ----------- ----------- -----------

   Income from
    operations             14,356       7,581      48,835      20,643

Interest and other
 income, net                  607         369       1,393       3,130
                       ----------- ----------- ----------- -----------

   Income before
    provision for
    income taxes           14,963       7,950      50,228      23,773
Provision for income
 taxes                      3,671       3,085      17,636       9,334
                       ----------- ----------- ----------- -----------

   Net Income             $11,292      $4,865     $32,592     $14,439
                       =========== =========== =========== ===========

Earnings per share
   Basic                    $0.23       $0.10       $0.66       $0.29
                       =========== =========== =========== ===========

   Diluted                  $0.22       $0.10       $0.64       $0.28
                       =========== =========== =========== ===========

Shares used for
 earnings per share
   Basic                   49,525      48,065      49,066      49,816
                       =========== =========== =========== ===========

   Diluted                 50,971      50,132      50,739      50,995
                       =========== =========== =========== ===========



              Condensed Consolidated Balance Sheet
                          (In thousands)
                                            9/30/2004  12/31/2003
                                           ----------- -----------
                                           (unaudited) (unaudited)
Cash, cash equivalents and short-term
 investments                                 $121,046     $86,076
Accounts receivable, net                       28,985      27,432
Inventories                                    17,149      11,219
Other current assets                           25,895      20,477
                                           ----------- -----------

      Current assets                          193,075     145,204

Property and equipment, net                     4,078       3,851
Long-term deferred tax and other assets        13,168      14,908
                                           ----------- -----------

      Total assets                           $210,321    $163,963
                                           =========== ===========

Accounts payable                               $4,957      $3,442
Accrued liabilities                            38,583      34,722
                                           ----------- -----------

      Current liabilities                      43,540      38,164

Stockholders' equity                          166,781     125,799
                                           ----------- -----------

      Total liabilities and stockholders'
       equity                                $210,321    $163,963
                                           =========== ===========


    CONTACT: VISX, Incorporated
             Jackie Cossmon, 408-773-7600
             ir@visx.com